Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS FOURTH QUARTER

2012 RESULTS OF OPERATIONS

Bensenville, Ill – February 20, 2013— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, semiconductor, and optical industries, today reported financial results for its fourth quarter ended December 31, 2012.

The Company reported fourth quarter revenue of $20.0 million as compared with $19.9 million in the prior quarter. Revenue from six-inch wafer sales showed another sequential increase to $17.5 million from $16.4 million in the prior quarter, a 7 percent increase. Due to low industry pricing for two through four inch core products, the Company decided to sell a limited quantity of those products in the quarter. Raja Parvez, President and CEO of Rubicon Technology, commented, “We saw strong demand for our six-inch polished wafers in the quarter, particularly from the LED market. We continue to be the largest provider of six-inch polished wafers in the market due to our strength in both large diameter crystal growth and large diameter polishing, evidenced by the fact that we have now shipped over 400,000 polished six-inch wafers to date into the LED and SoS markets.”

While the pricing environment has not improved for two through four inch core products, the Company has started taking orders for those products for delivery in the first and second quarters in order to begin reducing inventory levels and maintain customer relationships. With Rubicon’s resumption of sales into this market, pricing has decreased further. William Weissman, CFO of Rubicon Technology, said, “Current pricing of two through four inch core products is now below our carrying cost in finished goods and WIP inventory for those products. As a result, we recorded a $1.6 million adjustment in the period to reflect the value of those products in inventory at the current market price. We believe that our competitors are now selling smaller diameter cores at cash cost in order to reduce inventory or to keep utilization rates high. However, excess capacity in the market is gradually being absorbed and we believe the pricing environment should eventually improve. Exactly when and how quickly pricing will improve is difficult to predict.”

The Company reported a sequential reduction in margins due primarily to the lower smaller diameter product pricing and resulting inventory adjustment. The loss per share in the fourth quarter was $(0.05) as compared with a diluted EPS in the third quarter of a positive $0.01 per share.

First Quarter 2013 Guidance

Commenting on the outlook for the first quarter of 2013, Mr. Parvez said, “With the accelerating growth of the general lighting sector of the LED market and with the increasing complexity of mobile devices creating greater opportunity for SoS technology, I am very excited by the longer term growth potential of the markets we serve. However, they are evolving markets and we will likely continue to see shorter term volatility. In the first quarter, our six-inch wafer orders will be lower. Similar to what we experienced last year, our largest LED customer for six-inch wafers has excess inventory and will not likely need additional material until the second quarter. Also, our SoS customer recently announced that their orders are down based on weaker than expected sales by a key end customer. However, they also expressed confidence in a strong second half of the year based on the expected introduction of new smartphone models by their end customers later in the year. As a result, six-inch revenue will be lower in the first quarter. But, we believe we will see strong orders for six-inch wafers in the second half from both the SoS and LED markets.”

The Company expects first quarter revenue to be approximately $8 million, down sequentially due to lower six-inch wafer sales. With the reduced sales volumes, utilization rates will be low in both crystal growth and polishing, putting pressure on the Company’s margins in the quarter. Consequently, the Company expects a loss per share between $(0.10) and $(0.14) in the first quarter based on 22.5 million shares outstanding and a 50 percent tax benefit.

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on February 20, 2013 to review the fourth quarter 2012 results and the first quarter 2013 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on February 27, 2013, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 55557446. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is the world leader in larger diameter sapphire products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of 2012, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2012	2011
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$19,573	$4,290
Restricted cash	171	189
Short-term investments	24,361	50,528
Accounts receivable, net	12,669	32,644
Inventories	47,354	22,823
Other current assets	18,166	22,104
Deferred tax assets	4,427	3,078

Total current assets	126,721	135,656
Property and equipment, net	119,850	120,931
Investments	—	2,000
Other assets	1,525	1,365

Total assets	$248,096	$259,952

Liabilities and Stockholders’ Equity
Accounts payable	$8,954	$12,831
Accrued and other current liabilities	3,430	3,769

Total current liabilities	12,384	16,600

Deferred tax liability	10,326	15,121

Total liabilities	22,710	31,721

Stockholders’ equity	225,386	228,231

Total liabilities and stockholders’ equity	$248,096	$259,952

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Revenue	$20,091	$19,365	$67,243	$134,000
Cost of goods sold	19,179	17,026	67,283	64,365

Gross profit (loss)	912	2,339	(40)	69,635

General and administrative expenses	2,138	2,108	9,018	11,336
Sales and marketing expenses	339	374	1,685	1,658
Research and development expenses	562	503	2,274	1,806
Loss on disposal of assets	24	77	19	84

Total operating expenses	3,063	3,062	12,996	14,884

Income (loss) from operations	(2,151)	(723)	(13,036)	54,751

Other (expense) income:
Interest income and other (expense) income, net	66	(153)	450	(118)

Income (loss) before income taxes	(2,085)	(876)	(12,586)	54,633
Income tax benefit (expense)	954	1,737	7,048	(16,574)

Net income (loss)	$(1,131)	$861	$(5,538)	$38,059

Net income (loss) per common share:
Basic	($0.05)	$0.04	($0.25)	$1.67
Diluted	($0.05)	$0.04	($0.25)	$1.61

Weighted average common shares outstanding used in computing net income (loss) per common share:
Basic	22,538,292	22,561,883	22,523,951	22,852,205
Diluted	22,538,292	23,102,072	22,523,951	23,596,162

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities
Net income (loss)	($1,131)	$861	($5,538)	$38,059
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	3,069	2,882	12,027	9,724
Other	496	(114)	1,975	2,543
Deferred taxes	(749)	(1,129)	(6,323)	13,447
Excess tax benefits from stock-based compensation	(160)	2,897	(160)	(1,404)
Changes in operating assets and liabilities
Accounts receivable	(224)	(3,359)	19,975	(13,968)
Inventories	(1,532)	(6,122)	(24,258)	(11,948)
Other assets	227	(5,931)	3,927	(13,922)
Accounts payable	1,146	6,069	(4,004)	3,683
Accrued expenses and other current liabilities	277	(2,240)	(359)	(1,602)

Net cash provided by (used in) operating activities	1,419	(6,186)	(2,738)	24,612

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposals of assets	(1,585)	(7,572)	(10,965)	(48,228)
Purchases of investments, net of proceeds from sales of investments	11,921	3,224	29,019	15,561

Net cash provided by (used in) investing activities	10,336	(4,348)	18,054	(32,667)

Cash flows from financing activities
Purchase of treasury stock	—	(1,005)	—	(6,487)
Excess tax benefits from stock-based compensation	160	(2,897)	160	1,404
Other financing activities	60	326	90	1,086

Net cash provided by (used in) financing activities	220	(3,576)	250	(3,997)

Effect of foreign exchange rate changes on cash and cash equivalents	(3)	43	(283)	269

Net increase (decrease) in cash and cash equivalents	11,972	(14,067)	15,283	(11,783)
Cash and cash equivalents, beginning of period	7,601	18,357	4,290	16,073

Cash and cash equivalents, end of period	$19,573	$4,290	$19,573	$4,290

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426